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                                                                    EXHIBIT 99.1

                                    [LOGO]


              F.Y.I. REVISES GUIDANCE FOR FOURTH QUARTER AND 2002


DALLAS, January 7, 2002 -- F.Y.I. Incorporated (Nasdaq: FYII), one of the nation's leading providers of business process outsourcing solutions, today announced revised guidance for revenue and earnings results for the fourth fiscal quarter ended December 31, 2001 and full year 2002. Based on preliminary forecasts, the Company expects fourth quarter revenue and diluted earnings per share of between $93 to $97 million and $.24 to $.27, respectively, compared with the previously stated earnings per share guidance of $.27 to $.30.

"Late in the fourth quarter, we experienced lower than expected customer processing volumes in the Company's Direct Mail and project oriented class action administration businesses. These are the primary reasons for this updated guidance. This revenue slow-down more than offsets the continuing strength we are experiencing in our Information Management business, which we expect to exceed expectations for the fourth quarter" said Ed H. Bowman, Jr., President and CEO of F.Y.I. Incorporated.

UPDATED OUTLOOK FOR FIRST QUARTER AND FULL YEAR OF 2002

The Company is updating 2002 guidance to reflect current volumes throughout its businesses as well as current backlogs of project revenue, relative to its previous guidance. Lower project revenue due to the delayed timing of large class action lawsuit projects is the major factor. The key financial metrics of ongoing operations include:

    - First quarter and full year revenues of approximately $93 to $97 million and $395 to $420 million, respectively.

    - First quarter and full year earnings per share of $.32 to $.35 and $1.70 to $2.05, respectively, taking into account the new accounting rules for goodwill, beginning January 1, 2002 and the one acquisition in process which was also included in the Company's previously stated guidance. Future acquisitions would be in addition to these estimates.

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"In response to this situation, we are a) consolidating our management structure: approximately, 560 jobs have been eliminated and additional reductions are planned in the first quarter of approximately 75 additional positions (both producing a reduction of 6.4% since the beginning of the fourth quarter of 2001) and b) implementing other non-payroll cost reduction programs. Some of these savings begin immediately and others will occur as they can be implemented throughout the year. These savings are reflected in our updated guidance."

F.Y.I. will host a conference call to discuss its revised guidance today at 10:00 a.m. Central Time. Because these results are preliminary, the call will not be open for questions. Further details on financial and operating results, including updated guidance for 2002, will be provided in its year-end earnings news release, which will be issued after the Company has completed its year-end audited financial statements for 2001 during February.

To listen to the call, please dial 719-457-2649 ten minutes before the start of the call and provide confirmation code 571214. The replay will be available beginning at 1:00 p.m. Monday in its entirety, please dial 719-457-0820 and provide confirmation pass code 571214. The replay will remain available until 12:00 a.m. Midnight Friday, January 11, 2002. The replay will also be available at WWW.FYII.COM.

ABOUT F.Y.I. INCORPORATED

F.Y.I. Incorporated is a leading, national, single-source provider of business process outsourcing solutions. Headquartered in Dallas, the company serves clients in information-intensive industries such as healthcare, legal, financial services, and government. F.Y.I. is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index.

F.Y.I. Incorporated employs more than 8,000 people and operates in over 40 states, Washington D.C., Puerto Rico and Mexico. In June 2001, F.Y.I. was named by BusinessWeek magazine as one of the BUSINESSWEEK TOP 100 HOT GROWTH COMPANIES for 2001. The Company has previously been recognized by Forbes Magazine as one of the 200 BEST SMALL COMPANIES, based on return on equity, sales growth, and EPS growth and by FORTUNE magazine naming F.Y.I. as one of AMERICA'S 100 FASTEST GROWING PUBLIC COMPANIES.

For more information about F.Y.I.'s service offerings, including case-study examples, visit the F.Y.I. Incorporated website at HTTP://WWW.FYII.COM.

THE STATEMENTS IN THIS PRESS RELEASE, WHICH ARE NOT HISTORICAL FACT, ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, ANY FINANCIAL ESTIMATES AND PROJECTIONS INCLUDED IN THIS PRESS RELEASE AND THE COMPANY DISCLAIMS ANY INTENTION OR OBLIGATION TO UPDATE OR REVISE SUCH ESTIMATES OR FORECASTS, EXCEPT AS REQUIRED BY LAW. THE AFOREMENTIONED RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THE RISKS OF INTEGRATING OUR OPERATING COMPANIES, OF MANAGING OUR RAPID GROWTH, OF THE TIMING AND MAGNITUDE OF TECHNOLOGICAL ADVANCES, OF THE OCCURRENCES OF FUTURE EVENTS THAT COULD DIMINISH OUR EXISTING CUSTOMERS' NEEDS FOR OUR SERVICES, OF A CHANGE IN THE DEGREE TO WHICH COMPANIES CONTINUE TO OUTSOURCE BUSINESS PROCESSES, AS WELL AS THE RISKS DETAILED IN F.Y.I. INCORPORATED'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING WITHOUT LIMITATION, THOSE DETAILED UNDER THE HEADING "RISK FACTORS" IN THE COMPANY'S MOST RECENT ANNUAL REPORT ON FORM 10-K. F.Y.I. DISCLAIMS ANY INTENTION OR OBLIGATION TO REVISE ANY FORWARD-LOOKING STATEMENTS, INCLUDING FINANCIAL ESTIMATES, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, EXCEPT AS REQUIRED BY LAW.

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Contacts:  Barry Edwards, EVP & Chief Financial Officer: 214.953.7690
           Lon Baugh, Director, Investor Relations: 214.953.7683







































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